SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 2)

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

 GENESIS MICROCHIP INC.
(Exact name of Registrant as specified in its charter)

Delaware	77-0584301
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2525 Augustine Drive
Santa Clara, CA
95054

(Address of principal executive offices) (Zip code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(b) of the Act:

None

(Title of Class)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights

Item 1. Description of Securities to be Registered.

Effective December 10, 2007, Genesis Microchip Inc., a Delaware corporation (“Genesis”), amended the Preferred Stock Rights Agreement, dated as of June 27, 2002, as amended by Amendment to the Preferred Stock Rights Agreement dated March 16, 2003 (as so amended, the “Rights Agreement”), by and between Genesis and Mellon Investor Services LLC, as rights agent.

The amendment of the Rights Agreement effected the following changes:

(1) rendered the Rights Agreement inapplicable to the acquisition of shares of common stock of Genesis pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 10, 2007, among Genesis, STMicroelectronics N.V. and Sophia Acquisition Corp., a wholly owned subsidiary of STMicroelectronics N.V. and the transaction contemplated by the Merger Agreement, including the tender offer by Sophia Acquisition Corp. and the merger of Sophia Acquisition Corp. with and into Genesis; and

(2) provided for the expiration of all outstanding rights under the Rights Agreement immediately prior to the effective time of the Merger.

Item 2. Exhibits.

4.1	Preferred Stock Rights Agreement, dated as of June 27, 2002 between Genesis Microchip Inc. and Mellon Investor Services LLC. (1)

4.2	Amendment to Preferred Stock Rights Agreement, dated as of March 16, 2003, between Genesis Microchip Inc. and Mellon Investor Services LLC. (2)

4.3	Amendment No. 2 to Preferred Stock Rights Agreement, dated effective as of December 10, 2007, between Genesis and Mellon Investor Services LLC.

(1)	Incorporated by reference to Exhibit 4.1 to the registrant’s Form 8-A (File No. 000-33477), August 5, 2002.
(2)	Incorporated by reference to Exhibit 4.2 to the registrant’s Form 8-A/A (File No. 000-33477), filed March 31, 2003.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 11, 2007	GENESIS MICROCHIP INC.

	By:	/s/ Elias Antoun
Elias Antoun
President & Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
4.1	Preferred Stock Rights Agreement, dated as of June 27, 2002 between Genesis Microchip Inc. and Mellon Investor Services LLC. (1)

4.2	Amendment to Preferred Stock Rights Agreement, dated as of March 16, 2003, between Genesis Microchip Inc. and Mellon Investor Services LLC. (2)

4.3	Amendment No. 2 to Preferred Stock Rights Agreement, dated effective as of December 10, 2007, between Genesis and Mellon Investor Services LLC.

(1)	Incorporated by reference to Exhibit 4.1 to the registrant’s Form 8-A (File No. 000-33477), filed August 5, 2002.
(2)	Incorporated by reference to Exhibit 4.2 to the registrant’s Form 8-A/A (File No. 000-33477), filed March 31, 2003.